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                                                            Exhibit 10.7


                               SERVICES AGREEMENT

     THIS AGREEMENT is entered into by and between FBL FINANCIAL GROUP, INC. (formerly known as "Farm Bureau Multi-State Services, Inc."), an Iowa corporation, (hereinafter referred to as "FBL"), and FARM BUREAU MANAGEMENT CORPORATION, an Iowa corporation, (hereinafter referred to as "Management Corp.").

     WHEREAS, FBL is an insurance holding company and management services company, which, through its subsidiaries, underwrites, markets and distributes life insurance, annuities, property-casualty insurance and mutual funds to individuals and small businesses in 15 midwestern and western states; and

     WHEREAS, Management Corporation is a management company organized for the purpose of providing centralized management and other financial services for the Iowa Farm Bureau Federation and some of its subsidiaries and affiliates, and

     WHEREAS, the Iowa Farm Bureau Federation is the majority shareholder of FBL and Management Corp. wishes to retain the services of FBL in order to assist it in providing or arranging for the provision of quality, cost efficient services necessary for the operation of the Iowa Farm Bureau Federation, and some of its subsidiaries and affiliates; and

     WHEREAS, it is the intent of this Agreement that FBL will provide services to Management Corp. as described below in accordance with sound business practices;

     NOW, THEREFORE, in consideration of the mutual promises stated in this Agreement and intending to be legally bound, the parties agree as follows:

1.   SERVICES PROVIDED BY FBL

     1.1 FBL shall provide personnel competent to perform services for Management Corp. as provided in this Agreement. FBL's personnel shall at all times perform their duties in accordance with the Bylaws of Management Corp. and subject to the overall policy direction of Management Corp.'s Board of Directors. FBL shall be responsible for the proper performance of duties by its personnel and shall be responsible for compensating all personnel assigned to perform services for Management Corp.

     1.2 FBL shall consider any request by Management Corp. consistent with the requirements of applicable law, to remove employees on FBL's staff whose performance negatively affects Management Corp.

     1.3 Personnel necessary for providing services for Management Corp. pursuant to this agreement shall be employed by and shall be employees of FBL. FBL shall recruit, hire, train, promote, assign, set the compensation for, and, except as otherwise specifically provided in this Agreement, shall be solely responsible for discharging such personnel, in order to carry out the terms of this Agreement.

     1.4 FBL shall provide human resources services for Management Corp. including, but not limited to recruiting, hiring and training Management Corp. personnel.

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     1.5 FBL shall provide such additional personnel as may be required by
     Management Corp. so that Management Corp. may continue performing certain services including, but not limited to the following: building services, food services, administrative services, child care, telephone services, stores and mailroom services, wellness and purchasing.

     1.6  LEGAL SERVICES.

          1.6.1 FBL shall provide or arrange for the provisions of legal services as are necessary to meet the legal needs of Management Corp.

          1.6.2 FBL shall have authority to initiate, at the direction of and in the name of Management Corp., such legal actions or proceedings as are ordinary, necessary and advisable in the normal course of business.

          1.6.3 FBL shall arrange for the legal defense of Management Corp., the Iowa Farm Bureau Federation, its subsidiaries and affiliates, as may reasonably be required or necessary, in any and all legal proceedings, including administrative proceedings and arbitrations, brought against Management Corp., the Iowa Farm Bureau Federation, its subsidiaries and affiliates.

     1.7 PROPERTY AND EQUIPMENT. Except for physical property and equipment owned by Management Corp., FBL shall negotiate, contract for and supervise the repair and maintenance of physical property and equipment used by Management Corp., as shall be reasonably necessary to keep and maintain such property in good working order and condition.

     1.8 FARM BUREAU RELATIONS. FBL shall promote and maintain a productive and harmonious relationship with the organizations affiliated with the Iowa Farm Bureau Federation.

     1.9 CONFIDENTIALITY OF RECORDS. FBL shall use all reasonable efforts to protect the confidentiality of the records of those entities for whom it provides services under this Agreement and shall comply with all applicable federal, state and local laws and regulations relating to such records.

2.   FBL'S RIGHTS AND OBLIGATIONS.

     2.1  CONTROL.   Management Corp., acting through its Board of Directors,
     shall, at all times, exercise ultimate control over the assets and operation of Management Corp. FBL shall perform the services and functions described in this Agreement in accordance with policies, directives, resolutions and Bylaws adopted by Management Corp. Management Corp. retains the final authority and responsibility regarding the powers, duties and responsibilities vested in it by law and regulation. In particular, without limiting the foregoing, Management Corp. shall continue to exercise final approval authority over the following:

          (a) selection of all members of Management Corp.'s Board of Directors;

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          (b)  selection of Management Corp.'s officers and the right to require
          FBL to remove any FBL employees who are Management Corp. officers upon request of Management Corp.;

          (c)  selection of auditors of Management Corp.'s accounts;

          (d) to the extent required under procedures and parameters established by Management Corp.'s Board of Directors, the terms of all Management Corp. contracts;

          (e)  investment activities of Management Corp..

     2.2 SERVICES BY MANAGEMENT CORP. From time to time, Management Corp. will provide various services for FBL. In the event services are provided by Management Corp. for FBL, FBL shall reimburse Management Corp. for 100% of all expenses incurred in providing those services, plus a fee equal to one percent of all such expenses. Fees and reimbursements required by this agreement shall be billed monthly.

     2.3  MAINTENANCE OF SOUND OPERATIONS.

          2.3.1 Management Corp. shall conduct its affairs in accordance with state and federal law. Management Corp. shall honor all legitimate debts and obligations to its creditors.

          2.3.2 Management Corp. shall cooperate with and assist FBL, to the extent of any available resources, in meeting goals and objectives under this Agreement.

          2.3.3 During the term of this Agreement, Management Corp. agrees not to enter into any arrangement with any other person or entity that will directly or indirectly infringe upon or diminish the rights, duties or responsibilities of FBL hereunder.

3.   COMPENSATION

     Management Corp. shall reimburse FBL for 100% of all expenses incurred by FBL in providing services for Management Corp. pursuant to this Agreement. In addition, Management Corp. shall pay FBL a fee equal to one-half of one percent of all such expenses. With respect to contributions to non-qualified deferred compensation plans on behalf of FBL employees, only those amounts actually paid to participants of those non-qualified deferred compensation plans will be considered expenses. Fees and reimbursements required by this agreement shall be billed monthly.

4.   MISCELLANEOUS.

     4.1 EFFECTIVE DATE. Subject to any necessary regulatory approval, the effective date of this Agreement shall be July 1, 1996.

     4.2 TERM. The term of this Agreement shall be for a period of ten (10) years, which may be extended for additional ten (10) year terms by written agreement of the parties.

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     4.3  TERMINATION.

          4.3.1 This Agreement may be terminated by either party upon one hundred eighty (180) days' prior written notice to the other party.

          4.3.2 Either party may terminate this Agreement at any time upon delivery of written notice (i) if the other party applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, admits in writing its inability to pay its debts as they become due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or (ii) if an order, judgment or decree is entered by a court of competent jurisdiction adjudicating the other party bankrupt or insolvent, approving a petition seeking reorganization, or appointing a receiver, trustee or liquidator of all or a substantial part of its assets.

          4.3.3 In the event of termination by either party for any reasons, FBL shall proceed to transfer all of its responsibilities under this Agreement to Management Corp., or any management company designated by Management Corp., in an orderly fashion subject to full and complete accounting.

          4.3.4 Upon termination of this Agreement at the expiration of the stated term, or upon earlier termination as provided above, Management Corp. shall pay FBL a termination fee. The termination fee will be equal to the amount necessary to fund all employee related expenses accrued as of the date of termination, assuming for the purpose of this calculation that the employment of each employee of FBL ends on the date the Agreement terminates.

     4.4  ASSIGNMENT AND DELEGATION.

          4.4.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Either party may assign its rights and responsibilities under this Agreement to any entity which controls or is controlled by such party. For the purpose of this paragraph, "control" means the ability to direct or cause the direction of another.

          4.4.2 Except as provided in subsection 4.4.1 above, neither party shall in any manner inconsistent with this Agreement assign, subcontract or otherwise delegate its duties under this Agreement unless the other party approves by prior written consent.

     4.5 INTERPRETATION. The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by the laws of Iowa. The invalidity or unenforceability of any term or provision of this Agreement shall not, unless otherwise specified herein, affect the validity or enforceability of any other term or provisions.

     4.6 INDEPENDENT CONTRACTORS. Nothing in this Agreement shall affect the separate identities of Management Corp. and FBL. The parties to this Agreement do not intend to create a partnership or agency relationship other than as provided in this Agreement. Except as specifically agreed herein, neither party to this Agreement intends to be the partner or agent of the other. Neither party intends to limit the other party in any manner


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     in the conduct of its businesses, ventures or activities not specifically provided for in this Agreement.

     4.7 COMPLETE AGREEMENT. This Agreement, including its attachments, includes all the terms and conditions agreed upon by the parties, and supersedes all other agreements, oral or written between the parties.

     4.8 AMENDMENTS. This Agreement may be amended at any time by mutual agreement of the parties, provided that any amendment shall be in writing and signed by both parties before it becomes effective.

     4.9 NOTICES. Any notice required to be given by this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid, to FBL at:

          5400 University Avenue
          West Des Moines, Iowa  50266

     or to Management Corp. at:

          5400 University Avenue
          West Des Moines, Iowa 50266

     4.10 HEADINGS. The headings in this Agreement are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.


     4.11 WAIVER. The waiver by either party of any of the terms or provisions of this Agreement shall not constitute a waiver of any of its other terms or provisions. No waiver of any provision of this Agreement shall constitute a continuing waiver, unless otherwise expressly mutually agreed between the parties as provided in Section 4.8.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the
   day of                  , 1996.
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ATTEST                   FBL FINANCIAL GROUP, INC.

                         By:
- -------------------         ----------------------
Secretary
                         Title:
                                -----------------------
                         Date:
                                ------------
ATTEST                   FARM BUREAU MANAGEMENT CORPORATION


                         By:
- -------------------          ---------------------------
Secretary
                         Title:
                                ------------------------
                         Date:
                                ------------

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